DIGIPLEX SIGNS AGREEMENT TO ACQUIRE MODERN 10-SCREEN ENTERTAINMENT COMPLEX IN PITTSBURGH SUBURB OF SARVER, PA, FURTHER EXPANDING ITS FOOTPRINT, UPON CLOSING

- Company's 24th Announced Location Increases Screen Count to 233 -

WESTFIELD, New Jersey and SARVER, Pennsylvania (December 16, 2013) - Digital Cinema Destinations Corp. (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today announced the forging of an asset purchase agreement to acquire a state-of-the-art 10-plex in Sarver, PA located at 130 Cinema Way, Sarver, PA 16005 (Pittsburgh DMA 23).

Digiplex is acquiring the South Pike Cinema 10, which is currently completing its digital conversion utilizing Christie projection systems, from Cheswick Theaters Inc. Additional terms of the all-cash purchase, which is expected to be completed during the first quarter of 2014, were not disclosed. Once the transaction closes Digiplex will begin collecting Virtual Print Fees (VPFs). Digiplex also plans to convert three or more of the screens to 3D-compatibility with the assistance of technology partner RealD.

Digiplex Chairman and CEO Bud Mayo stated, "We are very pleased to further expand Digiplex's footprint into the suburban Sarver region, entering the Pittsburgh DMA for the first time. Pittsburgh is the nation's 23rd largest designated market area and we have already achieved noteworthy success throughout the state. This marks our seventh PA-based location, including the five acquired from Cinema Centers in 2012 and our pending acquisition in the Harrisburg DMA, which we expect to complete prior to calendar year-end.

"In addition to the Sarver and Mechanicsburg entertainment centers we have three other pending additions to Digiplex's growing circuit. When all announced transactions are closed we will be up to a footprint of 24 theaters. The Company continues to devote a significant portion of senior management time to M&A opportunities and we are currently in discussions with a large pipeline of attractive potential targets," concluded Mr. Mayo.

Nick Mulone, President of Cheswick Theaters Inc., stated, "Digiplex and its management are respected industry innovators and we are confident they will further enhance the entertainment offerings at the Sarver location. Under Digiplex's ownership, guests will now see expanded alternative programming offerings as well as a continuation of Hollywood's finest cinematic fare."

About Digital Cinema Destinations Corp. (www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is Digiplex Destinations, dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live opera, ballet, Broadway shows, sports events, concerts and, on an ongoing basis, the very best major motion pictures. Digiplex currently operates 19 cinemas and 184 screens in AZ, CA, CT, OH, PA, and NJ. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.

Pro-forma for all announced transactions, Digiplex operates 24 theaters and 233 screens in nine states.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company's Annual Report on Form 10-K for the fiscal year 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company's filings with the SEC are available from the SEC, may be found on the Company's website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contacts:

Bud Mayo, Chairman/CEO
Digital Cinema Destinations Corp.
908/396-1362 or bmayo@digiplexdest.com

Robert Rinderman or Jennifer Neuman
JCIR
212/835-8500 or DCIN@jcir.com